EXHIBIT 99.1

FORM OF INSTRUCTIONS FOR USE OF

INTEGRATED ELECTRICAL SERVICES, INC.

SUBSCRIPTION RIGHTS CERTIFICATE

AS TO ANY QUESTIONS, CONSULT THE COMPANY’S INVESTOR RELATIONS DEPARTMENT

BY EMAIL AT investor.relations@ies-co.com, BY TELEPHONE AT (713) 860-1500 OR

BY MAIL AT INVESTOR RELATIONS DEPARTMENT, INTEGRATED ELECTRICAL SERVICES, INC.,

5433 WESTHEIMER ROAD, SUITE 500, HOUSTON, TEXAS 77056

The following instructions relate to the distribution by Integrated Electrical Services, Inc. (“IES” or the “Company”), to the holders of record (the “Record Holders”) of common stock, par value $0.01 per share (the “Common Stock”) of the Company, as of 5:00 p.m., New York City time, on July 7, 2014 (the “Record Date”), at no charge, of non-transferable subscription rights (the “Rights”) to purchase shares of Common Stock at a price of $5.20 per share (the “Rights Offering”) as described in the Company’s Prospectus, dated [            ], 2014 (the “Prospectus”). In the Rights Offering, up to an aggregate of 3,846,153 shares of Common Stock are being offered by the Prospectus. Each Record Holder will receive one Right for every share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date.

The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on July 29, 2014, unless extended by the Company (the “Expiration Date”). Rights not exercised by the Expiration Date will expire, have no value and cease to be exercisable for Common Stock. The Company will not be obligated to honor any purported exercise of Rights received by American Stock Transfer & Trust Company, LLC, as the subscription/escrow agent for the Rights Offering (the “Subscription Agent”), after 5:00 p.m., New York City time, on the Expiration Date.

The Rights held by each Record Holder are evidenced by Rights certificates (the “Subscription Rights Certificates”). Your Rights are non-transferable, meaning that they may not be sold, transferred, or assigned to anyone else.

Each Right gives the holder thereof the right to purchase from the Company 0.214578135 shares of Common Stock (the “Basic Subscription Right”) at a subscription price of $5.20 per share (the “Subscription Price”). Fractional shares or cash in lieu of fractional shares will not be issued in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding down to the nearest whole share. For example, if you owned 1,000 shares of Common Stock on the Record Date, you would receive 1,000 Rights that would entitle you to purchase 214 shares of Common Stock for $5.20 per share.

In addition, Record Holders who purchase all of the shares of Common Stock available to them pursuant to their Basic Subscription Rights may also choose to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $5.20 per share, for a portion of any shares of Common Stock that other Record Holders do not purchase through the exercise of their Basic Subscription Rights (the “Over-Subscription Shares”), provided that the number of shares for which a Record Holder may subscribe pursuant to the Over-Subscription Privilege may not exceed the number of shares of Common Stock available to such Record Holder pursuant to his or her Basic Subscription Rights. For example, if you received 1,000 Rights and elected to purchase all 214 shares of Common Stock available to you pursuant to your Basic Subscription Rights, then you could subscribe to purchase up to an additional 214 Over-Subscription Shares pursuant to your Over-Subscription Privilege. If a sufficient number of Over-Subscription Shares are available, the Company will seek to honor all over-subscription requests in full. If, however, over-subscription requests exceed the number of Over-Subscription Shares available, the Company will allocate the number of Over-Subscription Shares available to each over-subscribing stockholder on a pro rata basis by multiplying the total number of Over-Subscription Shares available by a fraction that equals (i) the number of Basic Subscription Rights exercised by such over-subscribing shareholder divided by (ii) the total number of Basic Subscription Rights exercised by all over-subscribing stockholders. The Company will not issue fractional shares through the exercise of Over-Subscription Privilege. Instead, fractional shares resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share.

The Company reserves the right, in its sole discretion, to limit the number of shares of Common Stock any person or entity, together with any related persons or entities, may purchase in the Rights Offering, where such purchase, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning 4.95% or more of the Company’s Common Stock following consummation of the Rights Offering.

Do not send the Subscription Rights Certificate or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your properly completed and duly executed Subscription Rights Certificate, with full payment of the aggregate Subscription Price for all of the shares for which you have subscribed, before 5:00 p.m., New York City time, on the Expiration Date. Once you submit the Subscription Rights Certificate, you are not allowed to revoke or change your exercise or request a refund of monies paid. If you do not exercise your Rights before the Expiration Date, then they will expire, have no value and cease to be exercisable for shares of Common Stock.

The number of shares of Common Stock you may purchase pursuant to your Basic Subscription Rights is indicated on the Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate, in the envelope provided, together with full payment of the aggregate Subscription Price, to the Subscription Agent pursuant to the procedures described in the Prospectus.

THE COMPLETED AND EXECUTED SUBSCRIPTION RIGHTS CERTIFICATE AND FULL PAYMENT OF THE AGGREGATE SUBSCRIPTION PRICE FOR ALL OF THE SHARES FOR WHICH YOU HAVE SUBSCRIBED PURSUANT TO THE BASIC SUBSCRIPTION RIGHTS AND THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON JULY 29, 2014, THE EXPIRATION DATE. ONCE A RECORD HOLDER HAS EXERCISED ANY RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL EXPIRE, HAVE NO VALUE AND CEASE TO BE EXERCISABLE FOR SHARES OF COMMON STOCK.

1. Method of Subscription—Exercise of Rights

To exercise your Rights, you must properly complete and duly execute your Subscription Rights Certificate and forward it, together with payment in full of the aggregate Subscription Price for all of the shares for which you have subscribed pursuant to the Basic Subscription Rights and the Over-Subscription Privilege, to the Subscription Agent, to be received before 5:00 p.m., New York City time, on the Expiration Date. The Subscription Agent will hold funds received in payment for shares of Common Stock in escrow in a segregated bank account pending completion of the Rights Offering.

Your payment of the Subscription Price must be made in U.S. dollars for the full number of shares of Common Stock for which you have subscribed in the Rights Offering by cashier’s or certified check drawn upon a United States Bank, or a personal check, payable to the Subscription Agent at the address set forth below, or a wire transfer directly to the Subscription Agent as set forth below. In order for your Rights to be properly and timely exercised, payment in full for the aggregate Subscription Price for all of the shares for which you have subscribed in the Rights Offering, including final clearance of any uncertified personal checks, must be received by the Subscription Agent before 5:00 p.m., New York City time, on the Expiration Date. If paying by uncertified personal check, please be aware that funds paid in this manner may take at least five business days to clear. We urge you to consider using a cashier’s or certified check as we will not be responsible for any delays in processing personal checks, even if such delays result in your Rights not being timely exercised.

Payments received after the expiration of the Rights Offering will not be honored, and the Subscription Agent will return such payments to you, without interest or penalty, as soon as practicable. If you elect to exercise your Rights, you should ensure that the Subscription Agent receives your funds by the Expiration Date. The risk of delivery of all documents and payments is borne by you, not by the Subscription Agent or the Company.

The completed Subscription Rights Certificate and full payment of the aggregate Subscription Price, by cashier’s, certified or personal check or wire transfer, must be delivered to the Subscription Agent by one of the methods described below:

By mail:	By hand, express mail, courier or other expedited service:

American Stock Transfer & Trust Company, LLC Attn: Reorganization Department P.O. Box 2042 New York, NY 10272-2042	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219

By wire transfer:

JP Morgan Chase Bank 55 Water Street New York, NY 10005 ABA #021000021 Account #530-354616 American Stock Transfer, LLC FBO Integrated Electrical Services, Inc.

IES may not honor the exercise of your Rights if you deliver the Subscription Rights Certificates, subscription documents or payment of the aggregate Subscription Price in a manner or method different than those set forth above.

You should direct any questions or requests for assistance concerning the subscription documents, the exercise of Rights or the method of subscribing for shares of Common Stock and any requests for additional copies of the Prospectus to American Stock Transfer & Trust Company, LLC, the subscription/escrow agent, at (877) 248-6417 (toll free), Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time, or the Company’s Investor Relations Department by email at investor.relations@ies-co.com, by telephone at (713) 860-1500 or by mail at Investor Relations Department, Integrated Electrical Services, Inc., 5433 Westheimer Road, Suite 500, Houston, Texas 77056.

If you hold your shares of IES Common Stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the Rights on your behalf in accordance with your instructions.

Banks, brokers, and other nominee holders of Rights who exercise the Basic Subscription Rights and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, with respect to each such beneficial owner, as to (i) the number of Rights held, (ii) the aggregate number of Rights that have been exercised, (iii) the number of shares of Common Stock that are being subscribed for pursuant to the Basic Subscription Rights, (iv) whether the Basic Subscription Rights of such beneficial owner have been exercised in full, and (v) the number of shares of Common Stock, if any, being subscribed for pursuant to the Over-Subscription Privilege by such beneficial owner.

If you or your nominee submit a subscription payment that is insufficient to purchase the total number of shares of Common Stock for which you subscribed, or if the number of shares you requested is not specified in the subscription documents, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the Over-Subscription Privilege, if applicable, and the elimination of fractional shares.

If you submit a subscription payment that exceeds the amount necessary to purchase the number of shares of Common Stock for which you subscribed, then the excess amount will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

2. Issuance of Common Stock.

As soon as practicable following the expiration of the Rights Offering and the valid exercise of Rights pursuant to the Basic Subscription Rights and Over-Subscription Privilege, and after all allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will (i) credit your account or the account of your Record Holder with the number of shares of Common Stock that you purchased pursuant to the Basic Subscription Rights and the Over-Subscription Privilege, and (ii) mail to each holder of Rights who exercises Rights any excess amount, without interest or penalty, received in payment of the Subscription Price for shares subscribed for by, but not allocated to, such holder.

3. Commissions, Fees, and Expenses.

The Company is not charging any fee or sales commission to issue the Rights to you or to issue shares of Common Stock to you if you exercise your Rights (other than payment of the Subscription Price). If you exercise your Rights through the Record Holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your Record Holder may charge you. IES will pay all reasonable fees charged by American Stock Transfer & Trust Company, LLC, as the subscription/escrow agent.

4. Execution.

If you are a holder of Rights, the signature on the Subscription Rights Certificate must correspond with the name of the holder of Rights exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a holder of Rights must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

5. Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the aggregate Subscription Price to the Subscription Agent will be at the election and risk of the holder of Rights.

6. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Rights and the Over-Subscription Privilege may be effected by instructing DTC to transfer the Rights from the DTC account of such holder to the DTC account of the Subscription Agent and by delivering to the Subscription Agent, by no later than 5:00 p.m., New York City time, on the Expiration Date, the required certification as to the number of shares of Common Stock subscribed for under the Basic Subscription Rights and the Over-Subscription Privilege, if applicable, by each beneficial owner of Rights on whose behalf such nominee is acting, together with payment in full of the aggregate Subscription Price for all of the shares of Common Stock subscribed for under the Basic Subscription Rights and the Over-Subscription Privilege on behalf of all such beneficial owners.

7. Determinations Regarding the Exercise of Your Rights.

The Company will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Such determinations will be final and binding. Once made, subscriptions are irrevocable, and the Company will not accept any alternative, conditional or contingent subscriptions. The Company reserves the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the 5:00 p.m., New York City time, on the Expiration Date, unless the Company waives them in its sole discretion. Neither the Company nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to the Company’s right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Subscription Rights Certificate and any other required documents and payment in full of the aggregate Subscription Price for all of the shares for which you have subscribed. The Company’s interpretations of the terms and conditions of the Rights Offering will be final and binding.